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                                  EXHIBIT 11


Environmental Power Corporation
Computation of Earnings Per Share
March 31, 1996



For the quarter ended March 31, 1996:
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Weighted average number of shares outstanding         11,551,979
                                                      ==========


Net Income                                            $  792,217
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Earnings per share - primary and fully diluted        $      .07
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